Exhibit 99.1
News Release

Lockheed Martin Reports Second Quarter 2022 Financial Results

•Net sales of $15.4 billion
•Net earnings of $309 million, or $1.16 per share, inclusive of non-operational charges of $1.7 billion ($1.4 billion, or $5.16 per share, after-tax)
•Cash from operations of $1.3 billion and free cash flow of $1.0 billion
•Returned $1.1 billion of cash to shareholders through share repurchases and dividends
•Updates 2022 outlook for sales and earnings per share; maintains 2022 outlook for segment operating profit, cash from operations, and free cash flow

BETHESDA, Md., July 19, 2022 – Lockheed Martin Corporation [NYSE: LMT] today reported second quarter 2022 net sales of $15.4 billion, compared to $17.0 billion in the second quarter of 2021. Net earnings in the second quarter of 2022 were $309 million, or $1.16 per share, compared to $1.8 billion, or $6.52 per share, in the second quarter of 2021. Cash from operations was $1.3 billion in both the second quarter of 2022 and 2021. Free cash flow was $1.0 billion in both the second quarter of 2022 and 2021.
"Lockheed Martin continued to deliver strong and consistent cash generation, returning over $1 billion in cash to shareholders in the second quarter through our industry leading dividend and our ongoing share repurchase program," said Lockheed Martin Chairman, President and CEO James Taiclet. "Although revenue in the period was affected by supply chain impacts and the timing of customer contract negotiations, our cost management initiatives resulted in margin expansion. Moreover, our robust cash generation also continues to provide the resources to invest in building the foundation for future revenue and margin growth opportunities through our classified program capex projects, hypersonics development efforts, and our 21st Century Security and internal Digital Transformation initiatives."
Net earnings for the quarter ended June 26, 2022 included non-operational charges totaling $1.7 billion ($1.4 billion, or $5.16 per share, after-tax). The table below shows the impact to earnings before income taxes, net earnings and diluted earnings per share (EPS) for these items.

Adjusted earnings before income taxes; Adjusted net earnings and adjusted diluted EPS

The table below shows the impact to earnings before income taxes, net earnings and diluted earnings per share (EPS) for certain non-operational charges:

	(in millions, except per share data)
		Quarter Ended June 26, 2022			Quarter Ended June 27, 2021
		Earnings Before Income Taxes	Net Earnings	Diluted EPS	Earnings Before Income Taxes	Net Earnings	Diluted EPS
	As Reported (GAAP)	$330	$309	$1.16	$2,170	$1,815	$6.52
	Pension settlement charge	1,470	1,156	4.33	—	—	—
	Lockheed Martin Ventures investment losses (gains)	143	107	0.40	(14)	(11)	(0.04)
	Losses (gains) on assets in trust for deferred compensation obligations	61	46	0.17	(24)	(18)	(0.06)
	Debt refinancing transaction	34	26	0.10	—	—	—
	Change in effective tax rate[1]	N/A	41	0.16	N/A	—	—
	Total Adjustments	1,708	1,376	5.16	(38)	(29)	(0.10)
	As Adjusted (Non-GAAP)[2]	$2,038	$1,685	$6.32	$2,132	$1,786	$6.42

[1]
Represents the impact of the change in the estimated annual effective tax rate primarily due to lower earnings before income taxes associated with the pension settlement charge, which will be realized in the third and fourth quarters of 2022.

[2]	See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Summary Financial Results

The following table presents the company’s summary financial results.

	(in millions, except per share data)	Quarters Ended[1]		Six Months Ended[1]
		June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021
	Net sales	$15,446	$17,029	$30,410	$33,287

	Business segment operating profit[2,3]	$1,701	$1,766	$3,357	$3,515
	Unallocated items
	FAS/CAS operating adjustment	425	489	851	978
	Severance and restructuring charges	—	—	—	(36)
	Other, net[4]	(163)	(63)	(312)	(83)
	Total unallocated items	262	426	539	859
	Consolidated operating profit	$1,963	$2,192	$3,896	$4,374

	Net earnings[3,5]	$309	$1,815	$2,042	$3,652

	Diluted earnings per share[3,5]	$1.16	$6.52	$7.62	$13.08

	Cash from operations	$1,331	$1,268	$2,741	$3,016
	Capital expenditures	(304)	(318)	(572)	(599)
	Free cash flow[2]	$1,027	$950	$2,169	$2,417

[1]
The company closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on June 26 for the second quarter of 2022 and June 27 for the second quarter of 2021. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the company's fiscal year ends on Dec. 31.

[2]	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
[3]	During the quarter ended June 27, 2021, the company recorded a loss of $225 million ($169 million, or $0.61 per share, after-tax) at its Aeronautics business segment as a result of performance issues on a classified program.
[4]
Other, net for the quarters ended June 26, 2022 and June 27, 2021 include net losses of $61 million ($46 million, or $0.17 per share, after-tax) and net gains of $24 million ($18 million, or $0.06 per share, after-tax) due to changes in the fair value of investments held in a trust for deferred compensation plans. See prior table.

[5]	Net earnings for the quarter ended June 26, 2022 include certain non-operational charges of $1.7 billion ($1.4 billion, or $5.16 per share, after-tax). See prior table for further details.

F-35 Lots 15-17 Contract Update
The company recently reached an agreement in principle with the U.S. Government on the F-35 Low Rate Initial Production (LRIP) Lots 15-17 production contract and continues to engage with the U.S. Government to definitize the contract. The company has been performing work on the Lots 15-17 production under customer authorization and initial funding to begin work under an advance acquisition contract received in December 2019. The company’s costs began to exceed the contract value and available funding on the Lots 15-17 advance acquisition contract in the second quarter of 2022. As a result, this prevented the recognition of approximately $325 million of sales and associated operating profit in the second quarter. Additionally, it prevented the company from invoicing and receiving cash of approximately $465 million for costs incurred in the second quarter of 2022. At the end of the second quarter of 2022, the company also had approximately $1 billion in potential termination liability exposure to third parties related to LRIP Lots 15-17. The company expects to recover the unrecognized sales and resume invoicing costs incurred upon receiving contractual authorization and funding on the production contract with the U.S. Government, which it expects to occur in the third quarter of 2022. However, until a final agreement is reached or the U.S.

Government otherwise provides additional contractual authorization and funding, the company’s results of operations, cash flows, and financial condition will continue to be negatively impacted and the impacts could be material.
As part of the LRIP Lots 15-17 production contract, the U.S. Government reduced the acquisition quantities based on budget availability. While the company expects the LRIP Lots 15-17 contract to support its long-term objective to produce 156 aircraft a year, COVID-19 and other impacts experienced by the F-35 enterprise have required it to modify its near-term production plan. Deliveries are expected to remain in the range of 147-153 aircraft per year in 2023 and 2024, before the company achieves its 156 aircraft delivery target in 2025. The company continues to anticipate annual deliveries of 156 aircraft beyond 2025 for the foreseeable future.

2022 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the company’s current expectations. Actual results may differ materially from those projected. It is the company’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, pension risk transfer transactions, financing transactions, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the company’s actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	Current Update[1]	April 2022[1]

	Net sales	~$65,250	~$66,000

	Business segment operating profit[2]	~$7,175	~$7,175

	Total FAS/CAS pension adjustment[3]	~$740	~$2,260
	Add: pension settlement charge[3]	1,470	N/A
	Net FAS/CAS pension adjustment - adjusted[2,3]	~$2,210	N/A

	Diluted earnings per share	~$21.55	~$26.70

	Cash from operations	≥$7,900	≥$7,900
	Capital expenditures	~$(1,900)	~$(1,900)
	Free cash flow[2]	≥$6,000	≥$6,000

[1]
The company’s current 2022 financial outlook is premised on receiving contractual authorization and funding on the F-35 Lots 15-17 production contract in the third quarter of 2022 and does not include any future gains or losses related to changes in valuations of the company's net assets held in trust for deferred compensation plans or the Lockheed Martin Ventures Fund’s investments and assumes continued accelerated payments to suppliers, with a focus on small and at-risk businesses. In addition, the outlook reflects no significant reduction in customer budgets or changes in priorities, continued support and funding of the company’s programs, and a statutory tax rate of 21%. It also includes known impacts from the COVID-19 pandemic based on the company’s understanding at the time of this news release and its experience to date. However, the company cannot predict how the pandemic will evolve or what impact it will continue to have. Therefore, no additional impacts to the company’s operations or its supply chain as a result of continued disruption from, or policies in response to, COVID-19 for periods subsequent to the time of this news release have been incorporated into the company’s current 2022 financial outlook. The ultimate impacts of COVID-19 on the company’s financial results for 2022 and beyond remain uncertain and there can be no assurance that the company’s underlying assumptions are correct.

[2]
Business segment operating profit, free cash flow and Net FAS/CAS pension adjustment – adjusted are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

[3]	The Net FAS/CAS pension adjustment - adjusted is presented as a single amount and includes total expected U.S. Government cost accounting standards (CAS) pension cost of approximately $1.8 billion and total expected financial accounting standards (FAS) pension income of approximately $410 million, excluding the noncash, non-operating pension settlement charge of $1.5 billion ($1.2 billion, or $4.33 per share, after-tax) recognized in the quarter ended June 26, 2022 related to the purchase of group annuity contracts to transfer approximately $4.3 billion of gross pension obligations and related plan assets to an insurance company. CAS pension cost and the service cost component of FAS pension (expense) income are included in operating profit. The non-service cost components of FAS pension (expense) income are included in non-operating income. For additional detail regarding the pension amounts reported in operating and non-operating results, refer to the supplemental table included at the end of this news release.

Cash Flows and Capital Deployment Activities

Cash from operations in the quarter ended June 26, 2022 was $1.3 billion. Capital expenditures were $304 million, resulting in free cash flow of $1.0 billion. The operating and free cash flows for the quarter ended June 26, 2022 were comparable to the same period in 2021.

The company’s capital deployment activities in the quarter ended June 26, 2022 included the following:

•paying cash dividends of $744 million; and
•paying $356 million to repurchase 0.9 million shares (excluding 0.6 million shares received upon settlement of an accelerated share repurchase agreement (ASR) in April 2022 for no additional consideration).

On May 5, 2022, the company received net proceeds of $2.3 billion from a debt issuance of senior unsecured notes, consisting of $800 million aggregate principal amount of 3.90% Notes due 2032,
$850 million aggregate principal amount of 4.15% Notes due 2053, and $650 million aggregate principal amount of 4.30% Notes due 2062. The company used the net proceeds from this debt offering to redeem all of the outstanding $500 million in aggregate principal amount of its 3.10% Notes due 2023, $750 million in aggregate principal amount of its 2.90% Notes due 2025, and $1.0 billion of its outstanding $2.0 billion in aggregate principal amount of its 3.55% Notes due 2026. As a result of these transactions, as of June 26, 2022, the company's debt balance remained unchanged. The company incurred a charge of $34 million ($26 million, or $0.10 per share, after-tax) on these transactions.

Segment Results
The company operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the company’s business segments and reconciles these amounts to the company’s consolidated financial results.

(in millions)	Quarters Ended		Six Months Ended
	June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021
Net sales
Aeronautics	$5,862	$6,666	$12,263	$13,053
Missiles and Fire Control	2,747	2,944	5,199	5,693
Rotary and Mission Systems	4,012	4,242	7,564	8,349
Space	2,825	3,177	5,384	6,192
Total net sales	$15,446	$17,029	$30,410	$33,287

Operating profit
Aeronautics	$612	$572	$1,291	$1,265
Missiles and Fire Control	418	401	802	797
Rotary and Mission Systems	403	458	751	891
Space	268	335	513	562
Total business segment operating profit	1,701	1,766	3,357	3,515
Unallocated items
FAS/CAS operating adjustment	425	489	851	978
Severance and restructuring charges	—	—	—	(36)
Other, net	(163)	(63)	(312)	(83)
Total unallocated items	262	426	539	859
Total consolidated operating profit	$1,963	$2,192	$3,896	$4,374

Net sales and operating profit of our business segments exclude intersegment sales, cost of sales, and profit as these activities are eliminated in consolidation and not included in management’s evaluation of performance of each segment. Business segment operating profit includes our share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of our business segments.
Business segment operating profit excludes the FAS/CAS pension operating adjustment, a portion of corporate costs not considered allowable or allocable to contracts with the U.S. Government under the applicable U.S. Government cost accounting standards (CAS) or federal acquisition regulations (FAR), and other items not considered part of management’s evaluation of segment operating performance such as a portion of management and administration costs, legal fees and settlements, environmental costs, stock-based compensation expense, retiree benefits, significant severance actions, significant asset impairments, gains or losses from divestitures, and other miscellaneous corporate activities. Excluded items are included in the reconciling item “Unallocated items” between operating profit from our business segments and our consolidated operating profit.
Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of the company’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the company’s contracts. Increases in profit booking rates, typically referred to as favorable profit adjustments, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate and are typically referred to as unfavorable profit adjustments. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. For more information on factors impacting comparability of our segment sales, operating profit and operating margins, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2021 and subsequent quarterly reports on Form 10-Q.
The company’s consolidated net adjustments not related to volume, including net profit booking rate adjustments, represented approximately 27% of total segment operating profit in the quarter ended June 26, 2022, as compared to 22% in the quarter ended June 27, 2021.

Aeronautics

(in millions)	Quarters Ended		Six Months Ended
	June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021
Net sales	$5,862	$6,666	$12,263	$13,053
Operating profit	612	572	1,291	1,265
Operating margin	10.4%	8.6%	10.5%	9.7%

Aeronautics’ net sales during the quarter ended June 26, 2022 decreased $804 million, or 12%, compared to the same period in 2021. Net sales decreased by approximately $945 million for the F-35 program due to lower volume on production contracts as a result of supply chain performance delays and delays in receiving additional contractual authorization and funding under the Lots 15-17 contract, and about $50 million on the F-16 program due to lower volume on sustainment contracts and an unfavorable profit adjustment on a production contract in the second quarter of 2022 as a result of manufacturing line ramp up delays, partially offset by higher volume on production contracts. These decreases were partially offset by an increase of approximately $210 million on classified contracts primarily due to higher volume.

Aeronautics’ operating profit during the quarter ended June 26, 2022 increased $40 million, or 7%, compared to the same period in 2021. Operating profit increased approximately $220 million on classified contracts due to a $225 million loss in the second quarter of 2021 on a classified program; and approximately $40 million for the F-22 program due to higher net favorable profit adjustments. These increases were partially offset by lower operating profit of approximately $145 million for the F-35 program due to lower volume on production contracts as described above; and about $55 million for the F-16 program due to an unfavorable profit adjustment on a production contract in the second quarter of 2022 as described above. Adjustments not related to volume, including net profit booking rate adjustments, were $120 million higher in the second quarter of 2022 compared to the same period in 2021.

Missiles and Fire Control

(in millions)	Quarters Ended		Six Months Ended
	June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021
Net sales	$2,747	$2,944	$5,199	$5,693
Operating profit	418	401	802	797
Operating margin	15.2%	13.6%	15.4%	14.0%

MFC’s net sales during the quarter ended June 26, 2022 decreased $197 million, or 7%, compared to the same period in 2021. The decrease was primarily attributable to lower net sales of approximately $155 million for sensors and global sustainment programs primarily due to lower volume on SOF GLSS as a result of troop withdrawals from Afghanistan and lower net favorable profit adjustments due to close out activities in the second quarter of 2021 related to the Warrior Capability Sustainment Program (Warrior); and about $45 million for tactical and strike missile programs due to lower volume (air dominance weapon systems).

MFC’s operating profit during the quarter ended June 26, 2022 increased $17 million, or 4%, compared to the same period in 2021. The increase was primarily attributable to higher operating profit of approximately $40 million for tactical and strike missile programs due to higher net favorable profit adjustments (Joint Air-to-Surface Standoff Missile (JASSM), High Mobility Artillery Rocket System (HIMARS), and Hellfire); and about $10 million for integrated air and missile defense programs due to higher net favorable profit adjustments (Patriot Advanced Capability-3 (PAC-3)). These increases were partially offset by a decrease of about $40 million for sensors and global sustainment programs primarily due to lower net favorable profit adjustments as a result of the closeout of the Warrior program in 2021. In addition, operating margin was positively impacted when compared to the second quarter of 2021 due to contract mix (lower SOF GLSS volume and lower development volume at tactical and strike missiles). Adjustments not related to volume, including net profit booking rate adjustments in the second quarter of 2022 were comparable to the same period in 2021.

Rotary and Mission Systems

(in millions)	Quarters Ended		Six Months Ended
	June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021
Net sales	$4,012	$4,242	$7,564	$8,349
Operating profit	403	458	751	891
Operating margin	10.0%	10.8%	9.9%	10.7%

RMS’ net sales during the quarter ended June 26, 2022 decreased $230 million, or 5%, compared to the same period in 2021. The decrease was primarily attributable to lower net sales of approximately $100 million for Sikorsky helicopter programs due to lower production volume (Black Hawk); about $80 million for integrated warfare systems and sensors (IWSS) programs due to lower volume (Littoral Combat Ship (LCS) and Advanced Hawkeye); and approximately $55 million for various C6ISR (command, control, communications, computers, cyber, combat systems, intelligence, surveillance, and reconnaissance) programs due to lower volume.

RMS’ operating profit during the quarter ended June 26, 2022 decreased $55 million, or 12%, compared to the same period in 2021. The decrease was primarily attributable to approximately $20 million for IWSS programs due to lower net favorable profit adjustments (Aegis and ground-based radar), about $10 million for various C6ISR programs due to lower volume; and approximately $10 million for Sikorsky helicopter programs due to lower production volume (Black Hawk). Adjustments not related to volume, including net profit booking rate adjustments, were $25 million lower in the second quarter of 2022 compared to the same period in 2021.

Space

(in millions)	Quarters Ended		Six Months Ended
	June 26, 2022	June 27, 2021	2022	2021
Net sales	$2,825	$3,177	$5,384	$6,192
Operating profit	268	335	513	562
Operating margin	9.5%	10.5%	9.5%	9.1%

Space’s net sales during the quarter ended June 26, 2022 decreased $352 million, or 11%, compared to the same period in 2021. The decrease was primarily attributable to lower net sales of approximately $425 million due to the previously announced renationalization of the AWE program on June 30, 2021, which was no longer included in the company's financial results beginning in the third quarter of 2021; and about $55 million for commercial civil space programs due to lower volume (Orion). These decreases were partially offset by higher net sales of about $130 million for strategic and missile defense programs due to higher development volume (Next Generation Interceptor (NGI)).

Space’s operating profit during the quarter ended June 26, 2022 decreased $67 million, or 20%, compared to the same period in 2021. The decrease was primarily attributable to approximately $55 million for national security space programs primarily due to lower net favorable profit adjustments (primarily Space-Based Infrared System (SBIRS) and classified programs); and about $40 million of lower equity earnings from the company's investment in United Launch Alliance (ULA). These decreases were partially offset by an increase of approximately $30 million for strategic and missile defense programs due to higher net favorable profit adjustments (primarily Fleet Ballistic Missile (FBM) programs). Operating profit for the AWE program was comparable as its operating profit in the second quarter of 2021 was mostly offset by accelerated amortization expense for intangible assets as a result of the renationalization. Adjustments not related to volume, including net profit booking rate adjustments, were $30 million lower in the second quarter of 2022 compared to the same period in 2021.

Total equity earnings (primarily ULA) represented approximately $5 million, or 2% of Space's operating profit during the quarter ended June 26, 2022, compared to approximately $45 million, or 13% during the quarter ended June 27, 2021.

Income Taxes
The company’s effective income tax rate was 6.4% for the quarter ended June 26, 2022 and 16.4% for the quarter ended June 27, 2021. The rate for the second quarter of 2022 is lower primarily due to lower earnings before income taxes resulting from a noncash, non-operating pension settlement charge of $1.5 billion, which reduced the tax expense by approximately $314 million. The rates for both periods benefited from the research and development tax credit, tax deductions for foreign derived intangible income and dividends paid to the company's defined contribution plans with an employee stock ownership plan feature.
Purchase of Group Annuity Contracts and Pension Remeasurement
As previously announced, on June 24, 2022 the company purchased group annuity contracts to transfer $4.3 billion of gross defined benefit pension obligations and related plan assets to an insurance company for approximately 13,600 U.S. retirees and beneficiaries. The group annuity contracts were purchased using assets from Lockheed Martin’s master retirement trust and no additional funding contribution was required. This transaction had no impact on the amount, timing, or form of the monthly retirement benefit payments to the affected retirees and beneficiaries. In connection with this transaction, the company recognized a noncash, non-operating settlement charge of $1.5 billion ($1.2 billion, or $4.33 per share, after-tax) for the affected plans in the quarter ended June 26, 2022, which represents the accelerated recognition of actuarial losses that were included in the accumulated other comprehensive loss account within stockholders’ equity. As a result of this transaction, the company was required to remeasure the benefit obligations and plan assets for the affected defined benefit pension plans in the quarter ended June 26, 2022. We now expect FAS pension expense of approximately $1.1 billion in 2022, inclusive of the noncash, non-operating pension settlement charge of $1.5 billion (pre-tax) described above. Excluding the noncash, non-operating pension settlement charge, our expected FAS pension income will be approximately $410 million in 2022, which is $50 million lower than our prior 2022 FAS pension income estimate of $460 million.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the company, this information should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. In addition, the company’s definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.

Business segment operating profit
Business segment operating profit represents operating profit from the company’s business segments before unallocated income and expense. This measure is used by the company’s senior management in evaluating the performance of its business segments and is a performance goal in the company’s annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	Current Update	April 2022
	Business segment operating profit (non-GAAP)	~$7,175	~$7,175
	FAS/CAS operating adjustment[1]	~1,710	~1,705
	Other, net	~(525)	~(500)
	Consolidated operating profit (GAAP)	~$8,360	~$8,380

[1]
Reflects the amount by which expected total CAS pension cost of $1.8 billion, exceeds the expected FAS pension service cost and excludes expected non-service FAS pension (expense) income. Refer to the supplemental table "Selected Financial Data" included in this news release for a detail of the FAS/CAS operating adjustment.

Free cash flow
Free cash flow is cash from operations less capital expenditures. The company's capital expenditures are comprised of equipment and facilities infrastructure and information technology (inclusive of costs for the development or purchase of internal-use software that are capitalized). The company uses free cash flow to evaluate its business performance and overall liquidity and is a performance goal in the company's annual and long-term incentive plans. The company believes free cash flow is a useful measure for investors because it represents the amount of cash generated from operations after reinvesting in the business and that may be available to return to stockholders and creditors (through dividends, stock repurchase and debt repayments) or available to fund acquisitions. The entire free cash flow amount is not necessarily available for discretionary expenditures, however, because it does not account for certain mandatory expenditures, such as the repayment of maturing debt.
Adjusted earnings before income taxes; adjusted net earnings and adjusted diluted EPS
Earnings before income taxes, net earnings and diluted earnings per share (EPS) were significantly impacted by certain non-operational charges in the second quarter of 2022. Management believes the presentation of these measures adjusted for the impacts of these non-operational items is useful to investor in understanding the company’s underlying business performance and comparing performance from period to period. The tax effects related to each adjustment that impacted earnings before income taxes are based on a blended tax rate that combines the federal statutory rate of 21% plus an estimated state tax rate.

Net FAS/CAS pension adjustment – adjusted; Total FAS pension income - adjusted
Net FAS/CAS pension adjustment and Total FAS pension (expense) income have been adjusted for the second quarter 2022 noncash, non-operating pension settlement charge of $1.5 billion. Management believes that the exclusion of the pension settlement charge is useful to understanding the company’s underlying business performance and comparing performance from period to period.

Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, July 19, 2022, at 11 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit the company’s website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 114,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

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Media Contacts:
Trent Perrotto, director, Global Media Relations, +1 301-214-3504, trent.j.perrotto@lmco.com

Investor Relations Contacts:
Greg Gardner, vice president, Investor Relations, +1 301-897-6584, greg.m.gardner@lmco.com
David Weston, director, Investor Relations, +1 301-897-6455, david.weston@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the impact of COVID-19 or future epidemics on the company’s business and financial results, including supply chain disruptions and delays, labor challenges associated with employee absences, quarantine restrictions, travel restrictions, site access, program delays, changes in customer payment policies and the impacts of potential vaccine mandates or other requirements;
•budget uncertainty, the risk of future budget cuts and the impacts of inflation, the debt ceiling and the potential for government shutdowns and changing funding and acquisition priorities;
•the company’s reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and the company's ability to negotiate favorable contract terms;
•risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs, including the F-35 program;
•the continued delay of the definitization and funding of the Lots 15-17 F-35 production contract;
•planned production rates and orders for significant programs, compliance with stringent performance and reliability standards, and materials availability;
•performance and financial viability of key suppliers, teammates, joint ventures and partners, subcontractors and customers;
•economic, industry, business and political conditions including their effects on governmental policy and government actions that disrupt the company's supply chain or prevent the sale or delivery of its products (such as delays in approvals for exports requiring Congressional notification);
•trade policies or sanctions (including potential Chinese sanctions on the company or its suppliers, teammates or partners, U.S. Government sanctions on Turkey and its removal from the F-35 program, and potential indirect effects of sanctions on Russia to our supply chain);
•the company's success expanding into and doing business in adjacent markets and internationally and the differing risks posed by international sales;
•changes in foreign national priorities and foreign government budgets and planned orders;
•the competitive environment for the company's products and services, including competition from emerging competitors including startups and non-traditional defense contractors;
•the timing of contract awards as well as the timing and customer acceptance of product deliveries and performance milestones;
•the company's ability to develop new technologies and products, including emerging digital and network technologies and capabilities;
•the company's ability to attract and retain a highly skilled workforce, the impact of work stoppages or other labor disruptions;
•cyber or other security threats or other disruptions faced by the company or its suppliers;
•the company's ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases and dividend payments;
•the company's ability to recover costs under U.S. Government contracts, the mix of fixed-price and cost-reimbursable contracts, risks related to losses on fixed-price development programs, and the impacts of cost overruns and inflation;
•the accuracy of the company's estimates and projections;
•the impact of pension risk transfers, including potential noncash settlement charges, timing and estimates regarding pension funding and movements in interest rates and other changes that may affect pension plan assumptions, stockholders’ equity, the level of the FAS/CAS adjustment, and actual returns on pension plan assets;

•realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility affecting the fair value of investments in the company's Lockheed Martin Ventures Fund that are marked to market;
•the company's efforts to increase the efficiency of its operations and improve the affordability of its products and services;
•the risk of an impairment of the company's assets, including the potential impairment of goodwill recorded at the Sikorsky line of business;
•the availability and adequacy of the company's insurance and indemnities;
•the company's ability to benefit fully from or adequately protect its intellectual property rights;
•procurement and other regulations and policies affecting the company's industry, export of its products, cost allowability or recovery, preferred contract type, and performance and progress payments policy;
•climate change and changes to laws, regulations, policies, markets and customer requirements in response to climate change concerns;
•changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application; and
•the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that the company has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in its business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2021 and subsequent quarterly reports on Form 10-Q. The company’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The company’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the company expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended		Six Months Ended
		June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021
	Net sales	$15,446	$17,029	$30,410	$33,287
	Cost of sales[2,3]	(13,490)	(14,878)	(26,545)	(28,950)
	Gross profit	1,956	2,151	3,865	4,337
	Other income, net	7	41	31	37
	Operating profit	1,963	2,192	3,896	4,374
	Interest expense	(141)	(142)	(276)	(282)
	Non-service FAS pension (expense) income[4]	(1,331)	94	(1,191)	187
	Other non-operating (expense) income, net[5,6]	(161)	26	(38)	102
	Earnings before income taxes	330	2,170	2,391	4,381
	Income tax expense	(21)	(355)	(349)	(729)
	Net earnings	$309	$1,815	$2,042	$3,652
	Effective tax rate	6.4%	16.4%	14.6%	16.6%

	Earnings per common share
	Basic	$1.16	$6.54	$7.65	$13.13
	Diluted	$1.16	$6.52	$7.62	$13.08

	Weighted average shares outstanding
	Basic	265.8	277.4	267.0	278.1
	Diluted	266.7	278.4	267.9	279.1

	Common shares reported in stockholders’ equity at end of period			264	276

[1]	The company closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on June 26 for the second quarter of 2022 and June 27 for the second quarter of 2021. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the company's fiscal year ends on Dec. 31.
[2]
In the quarters ended June 26, 2022 and June 27, 2021, the company recognized net losses of $61 million ($46 million, or $0.17 per share, after-tax) and net gains of $24 million ($18 million, or $0.06 per share, after-tax) due to changes in the fair value of investments held in a trust for deferred compensation plans.

[3]	During the quarter ended June 27, 2021, the company recorded a loss of $225 million ($169 million, or $0.61 per share, after-tax) at its Aeronautics business segment as a result of performance issues on a classified program.
[4]
During the quarter ended June 26, 2022, the company recognized a $1.5 billion ($1.2 billion, or $4.33 per share, after-tax) noncash, non-operating pension settlement charge related to the purchase of group annuity contracts to transfer $4.3 billion of gross pension obligations and related plan assets to an insurance company, which represents the accelerated recognition of actuarial losses that were included in the accumulated other comprehensive loss account within stockholders’ equity.

[5]
Other non-operating (expense) income, net for the quarters ended June 26, 2022 and June 27, 2021 include net losses of $143 million ($107 million, or $0.40 per share, after-tax) and net gains of $14 million ($11 million, or $0.04 per share, after-tax) due to changes in the fair value of investments held in the Lockheed Martin Ventures Fund.

[6]	Other non-operating (expense) income, net for the quarter ended June 26, 2022 include a charge of $34 million ($26 million, or $0.10 per share, after-tax) due to a debt refinancing transaction.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

		Quarters Ended			Six Months Ended
		June 26, 2022	June 27, 2021	% Change	June 26, 2022	June 27, 2021	% Change
	Net sales
	Aeronautics	$5,862	$6,666	(12%)	$12,263	$13,053	(6%)
	Missiles and Fire Control	2,747	2,944	(7%)	5,199	5,693	(9%)
	Rotary and Mission Systems	4,012	4,242	(5%)	7,564	8,349	(9%)
	Space	2,825	3,177	(11%)	5,384	6,192	(13%)
	Total net sales	$15,446	$17,029	(9%)	$30,410	$33,287	(9%)

	Operating profit
	Aeronautics[1]	$612	$572	7%	$1,291	$1,265	2%
	Missiles and Fire Control	418	401	4%	802	797	1%
	Rotary and Mission Systems	403	458	(12%)	751	891	(16%)
	Space	268	335	(20%)	513	562	(9%)
	Total business segment operating profit	1,701	1,766	(4%)	3,357	3,515	(4%)
	Unallocated items
	FAS/CAS operating adjustment	425	489		851	978
	Severance and restructuring charges	—	—		—	(36)
	Other, net[2]	(163)	(63)		(312)	(83)
	Total unallocated items	262	426	(38%)	539	859	(37%)
	Total consolidated operating profit	$1,963	$2,192	(10%)	$3,896	$4,374	(11%)

	Operating margin
	Aeronautics	10.4%	8.6%		10.5%	9.7%
	Missiles and Fire Control	15.2%	13.6%		15.4%	14.0%
	Rotary and Mission Systems	10.0%	10.8%		9.9%	10.7%
	Space	9.5%	10.5%		9.5%	9.1%
	Total business segment operating margin	11.0%	10.4%		11.0%	10.6%

	Total consolidated operating margin	12.7%	12.9%		12.8%	13.1%

[1]	During the quarter ended June 27, 2021, the company recorded a loss of $225 million ($169 million, or $0.61 per share, after-tax) at its Aeronautics business segment as a result of performance issues on a classified program.
[2]	Net earnings for the quarters ended June 26, 2022 and June 27, 2021 include net losses of $61 million ($46 million, or $0.17 per share, after-tax) and net gains of $24 million ($18 million, or $0.06 per share, after-tax) due to changes in the fair value of investments held in a trust for deferred compensation plans.

Lockheed Martin Corporation
Consolidated Balance Sheets
(unaudited, in millions, except par value)

	June 26, 2022	Dec. 31, 2021
Assets
Current assets
Cash and cash equivalents	$1,775	$3,604
Receivables, net	3,401	1,963
Contract assets	11,753	10,579
Inventories	3,431	2,981
Other current assets	613	688
Total current assets	20,973	19,815

Property, plant and equipment, net	7,569	7,597
Goodwill	10,794	10,813
Intangible assets, net	2,584	2,706
Deferred income taxes	2,680	2,290
Other noncurrent assets	7,158	7,652
Total assets	$51,758	$50,873

Liabilities and equity
Current liabilities
Accounts payable	$2,309	$780
Salaries, benefits and payroll taxes	2,935	3,108
Contract liabilities	8,077	8,107
Other current liabilities	3,158	2,002
Total current liabilities	16,479	13,997

Long-term debt, net	11,644	11,670
Accrued pension liabilities	5,808	8,319
Other noncurrent liabilities	6,395	5,928
Total liabilities	40,326	39,914

Stockholders’ equity
Common stock, $1 par value per share	264	271
Additional paid-in capital	—	94
Retained earnings	19,336	21,600
Accumulated other comprehensive loss	(8,168)	(11,006)
Total stockholders’ equity	11,432	10,959
Total liabilities and equity	$51,758	$50,873

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Six Months Ended
	June 26, 2022	June 27, 2021
Operating activities
Net earnings	$2,042	$3,652
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	672	670
Stock-based compensation	134	127
Deferred income taxes	(1,172)	24
Pension settlement charge	1,470	—
Severance and restructuring charges	—	36
Changes in assets and liabilities
Receivables, net	(1,438)	(633)
Contract assets	(1,174)	(1,880)
Inventories	(450)	426
Accounts payable	1,522	743
Contract liabilities	(30)	(166)
Income taxes	1,065	33
Qualified defined benefit pension plans	(231)	(133)
Other, net	331	117
Net cash provided by operating activities	2,741	3,016

Investing activities
Capital expenditures	(572)	(599)
Other, net	(11)	210
Net cash used for investing activities	(583)	(389)

Financing activities
Issuance of long-term debt, net of related costs	2,267	—
Repayments of long-term debt	(2,250)	—
Repurchases of common stock	(2,356)	(1,500)
Dividends paid	(1,511)	(1,460)
Other, net	(137)	(82)
Net cash used for financing activities	(3,987)	(3,042)

Net change in cash and cash equivalents	(1,829)	(415)
Cash and cash equivalents at beginning of period	3,604	3,160
Cash and cash equivalents at end of period	$1,775	$2,745

Lockheed Martin Corporation
Other Supplemental Information
(unaudited; in millions)
Our pretax FAS (expense) income related to our qualified defined benefit pension plans consisted of the following:

		Quarters Ended		Six Months Ended
	Qualified defined benefit pension plans	June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021
	Operating:
	Service cost	$(24)	$(27)	$(48)	$(54)
	Non-operating:
	Interest cost	(303)	(310)	(605)	(621)
	Expected return on plan assets	503	569	1,005	1,138
	Recognized net actuarial losses	(151)	(252)	(301)	(504)
	Amortization of prior service credits	90	87	180	174
	Pension settlement charge	(1,470)	—	(1,470)	—
	Non-service FAS pension (expense) income	(1,331)	94	(1,191)	187
	Total FAS pension (expense) income	(1,355)	67	(1,239)	133
	Less: pension settlement charge	1,470	—	1,470	—
	Total FAS pension income - adjusted[1]	$115	$67	$231	$133

[1]	Total FAS pension (expense) income – adjusted is a non-GAAP measure. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Our total net FAS/CAS pension adjustment for the quarters and six months ended June 26, 2022 and June 27, 2021, including the service and non-service cost components of FAS pension (expense) income for our qualified defined benefit pension plans, were as follows:

		Quarters Ended		Six Months Ended
		June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021
	Total FAS (expense) income and CAS costs
	FAS pension (expense) income	$(1,355)	$67	$(1,239)	$133
	Less: CAS pension cost	449	516	899	1,032
	Net FAS/CAS pension adjustment	(906)	583	(340)	1,165
	Less: pension settlement charge	1,470	—	1,470	—
	Net FAS/CAS pension adjustment - adjusted[1]	$564	$583	$1,130	$1,165

	Service and non-service cost reconciliation
	FAS pension service cost	$(24)	$(27)	$(48)	$(54)
	Less: CAS pension cost	449	516	899	1,032
	FAS/CAS operating adjustment	425	489	851	978
	Non-service FAS pension income	(1,331)	94	(1,191)	187
	Net FAS/CAS pension adjustment	(906)	583	(340)	1,165
	Less: pension settlement charge	1,470	—	1,470	—
	Net FAS/CAS pension adjustment - adjusted[1]	$564	$583	$1,130	$1,165

[1]	Net FAS/CAS pension adjustment – adjusted is a non-GAAP measure. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Lockheed Martin Corporation
Selected Financial Data
(unaudited; in millions)

		2022 Outlook	2021 Actual
	Total FAS expense and CAS cost
	Total FAS pension expense	$(1,060)	$(1,398)
	Less: CAS pension cost	1,800	2,066
	Total FAS/CAS pension adjustment	740	668
	Less: pension settlement charge	1,470	1,665
	Net FAS/CAS pension adjustment - adjusted[1,2]	$2,210	$2,333

	Service and non-service cost reconciliation
	FAS pension service cost	$(90)	$(106)
	Less: CAS pension cost	1,800	2,066
	FAS/CAS operating adjustment	1,710	1,960
	FAS pension non-service expense	(970)	(1,292)
	Total FAS/CAS pension adjustment	740	668
	Less: pension settlement charge	1,470	1,665
	Net FAS/CAS pension adjustment - adjusted[1,2]	$2,210	$2,333

[1]	Total FAS/CAS pension adjustment – adjusted is a non-GAAP measure. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
[2]	The cost components in the table above relate only to the company's qualified defined benefit pension plans. The company recognized a noncash, non-operating settlement charge of $1,470 million in the second quarter of 2022, and $1,665 million in the third quarter of 2021, related to the accelerated recognition of actuarial losses previously included in accumulated other comprehensive loss for certain pension plans as a result of the purchase of group annuity contracts from an insurance company.

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

	Quarters Ended		Six Months Ended
	June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021
Amortization of purchased intangibles
Aeronautics	$1	$1	$1	$1
Missiles and Fire Control	—	—	1	1
Rotary and Mission Systems	58	58	116	116
Space	3	22	6	44
Total amortization of purchased intangibles	$62	$81	$124	$162

Backlog	June 26, 2022	Dec. 31, 2021
Aeronautics	$43,828	$49,118
Missiles and Fire Control	29,165	27,021
Rotary and Mission Systems	35,101	33,700
Space	26,547	25,516
Total backlog	$134,641	$135,355

	Quarters Ended		Six Months Ended
Aircraft Deliveries	June 26, 2022	June 27, 2021	June 26, 2022	June 27, 2021
F-35	35	37	61	54
C-130J	6	6	11	8
Government helicopter programs	25	20	42	35
Commercial helicopter programs	—	—	—	1
International military helicopter programs	5	7	5	8

	Number of Weeks in Reporting Period[1]	2022	2021
	First quarter	12	12
	Second quarter	13	13
	Third quarter	13	13
	Fourth quarter	14	14

[1]	Calendar quarters are typically comprised of 13 weeks. However, the company closes its books and records on the last Sunday of each month, except for the month of Dec., as its fiscal year ends on Dec. 31. As a result, the number of weeks in a reporting quarter may vary slightly during the year and for comparable prior year periods.